As filed with the Securities and Exchange Commission on October 3, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OPAL FUELS INC.
(Exact name of registrant as specified in its charter)

Delaware	98-1578357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Lexington Avenue Suite 1450 White Plains, New York	10601
(Address of Principal Executive Offices)	(Zip Code)

OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan
(Full title of the plan)
Ann Anthony
Chief Financial Officer
c/o OPAL Fuels Inc.
One North Lexington Avenue
Suite 1450
White Plains, New York 10601
(Name and address of agent for service)

(914) 705-4000
(Telephone number, including area code, of agent for service)

Copies to:
T. Allen McConnell, P.C. Edward M. Welch, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Tel: (212) 653-8700	Ann Anthony Chief Financial Officer c/o OPAL Fuels Inc. One North Lexington Avenue Suite 1450 White Plains, New York 10601 Tel: (914) 705-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by OPAL Fuels Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a) the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-262583) on June 27, 2022, relating to the Company’s Registration Statement on Form S-4, as amended (File No. 333-262583), originally filed with the Commission on February 8, 2022 (as amended, including all exhibits);
(b) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2022, May 12, 2022, July 18, 2022, July 27, 2022, August 4, 2022, August 8, 2022, August 10, 2022, and September 19, 2022; and
(c) the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form S-1(File No. 333-266757) filed with the Commission on August 11, 2022, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, the Certificate of Incorporation of the Registrant contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by the DGCL. As permitted by the DGCL, the Bylaws of the Registrant provide that:
•    the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•    the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•    the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•    the rights conferred in the Bylaws of the Registrant are not exclusive.
The Registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which, subject to certain exceptions, the Registrant shall indemnify its directors and executive officers for all reasonable and documented direct and indirect expenses, including attorneys’ fees, paid or incurred by such officer or director in connection with the investigation, defense or appeal of, or being a witness or otherwise involved in, a Proceeding (as defined in the Indemnification Agreements), or establishing or enforcing a right to indemnification under such agreement, Section 145 of the DGCL or otherwise (the “Expenses”). Pursuant to the Indemnification Agreements, in the event an officer or director who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding with respect such officer’s or director’s service for OPAL or any subsidiary or affiliate as an Indemnifiable Person (as defined in the Indemnification Agreements), or by reason of anything done or not done, or any act or omission, by such officer or director in any such capacity, OPAL shall indemnify such officer and director from and against any and all Expenses and Other Liabilities (as defined in the Indemnification Agreements) incurred by such officer and director in connection with such Proceeding to the fullest extent not prohibited by the provisions of the Registrant’s Bylaws and the DGCL. Furthermore, pursuant to the Indemnification Agreements, OPAL shall, subject to certain exception, at the request of an officer or director, advance all Expenses incurred by such officer or director prior to the final disposition of a Proceeding. At present, there is no pending litigation or proceeding involving one of the Registrant’s directors or executive officers for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into between the Registrant and each of the Registrant’s directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

Section 145(g) of the DGCL also provides that a corporation may maintain insurance against liabilities even if the corporation would lack the power under the DGCL to indemnify against those liabilities. The Registrant carries liability insurance for the Registrant’s directors and officers. Certain of the Registrant’s directors are also indemnified by their employers with regard to service on the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of OPAL Fuels Inc.	S-1	333-266757	3.1	September 20, 2022
4.2	Bylaws of OPAL Fuels Inc.	8-K	001-40272	3.2	July 27, 2022
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.					X
23.1	Consent of BDO USA, LLP, independent registered accounting firm for OPAL Fuels LLC.					X
23.2	Consent of BDO USA, LLP, independent auditor for Beacon RNG LLC.					X
23.3	Consent of Marcum LLP, independent registered accounting firm for Arclight Clean Transition Corp. II					X
23.4	Consent of Sheppard, Mullin, Richter & Hampton LLP (contained in Exhibit 5.1).					X
24.1	Powers of Attorney (included on the signature page of this Registration Statement).					X
99.1	OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan.	8-K	001-40272	10.2	July 27, 2022
107	Filing Fee Table					X
II-3

Item 9. Undertakings.
A. The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on October 3, 2022.

OPAL FUELS INC.

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jonathan Maurer, Adam Comora, Ann Anthony and John Coghlin, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jonathan Maurer	Co-Chief Executive Officer	October 3, 2022
Jonathan Maurer	(Principal Executive Officer)

/s/ Adam Comora	Co-Chief Executive Officer	October 3, 2022
Adam Comora	(Principal Executive Officer)

/s/ Ann Anthony	Chief Financial Officer	October 3, 2022
Ann Anthony	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Comora	Chairman	October 3, 2022
Mark Comora

/s/ Betsy L. Battle	Director	October 3, 2022
Betsy L. Battle

/s/ Scott Dols	Director	October 3, 2022
Scott Dols

/s/ Kevin M. Fogarty	Director	October 3, 2022
Kevin M. Fogarty

/s/ Marco F. Gatti	Director	October 3, 2022
Marco F. Gatti

/s/ Nadeem Nisar	Director	October 3, 2022
Nadeem Nisar

/s/ Ashok Vemuri	Director	October 3, 2022
Ashok Vemuri